Exhibit 99.2

Item 8. Financial Statements and Supplementary Data.

Our financial statements are presented beginning on page F-1 which appears following this caption.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

XL Fleet Corp. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XL Fleet Corp. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2021, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013 and our report dated March 1, 2022, expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the existence of material weaknesses.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Initial measurement of fair value of assets related to a business combination

The Company completed the acquisition of all of the issued and outstanding membership interests of World Energy Efficiency Services LLC in May 2021. The Company has accounted for this acquisition as a business combination under ASC Topic 805 “Business Combinations.” Accordingly, the purchase price of $12.46 million was allocated to the assets acquired and liabilities assumed based on their respective fair values, including identified intangible assets of $1.56 million and resulting goodwill of $8.11 million.

We identified the initial fair value measurement of intangible assets as a critical audit matter because of the significant estimates and assumptions management makes to fair value these assets for purposes of recording the acquisition. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of management’s forecasts and future cash flows including the need to involve our fair value specialists.

Our audit procedures related to these forecasts included the following, among others:

●	We evaluated the reasonableness of management’s forecasts of future cash flows by comparing the projections to historical results.

●	Testing the source information underlying the forecasts.

●	With the assistance of our fair value specialists:

●	Evaluating the reasonableness of the valuation methodology

●	Developing a range of independent estimates for the discount rates and comparing those to the discount rates selected by management.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

Melville, NY

March 1, 2022, except for Note 26 as to which the date is December 14, 2022.

PCAOB: 688

XL Fleet Corp.

Consolidated Balance Sheets

December 31, 2021 and 2020

	As of December 31,
(In thousands, except share and per share amounts)	2021	2020

Assets
Current assets:
Cash and cash equivalents	$351,676	$329,641
Restricted cash	150	150
Accounts receivable, net	6,477	10,559
Inventory, net	15,262	3,574
Prepaid expenses and other current assets	1,040	1,396
Total current assets	374,605	345,320
Property and equipment, net	3,495	579
Intangible assets, net	1,863	593
Right-of-use asset	4,564	-

Goodwill	8,606	489
Other assets	88	32
Total assets	$393,221	$347,013
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$78	$110
Accounts payable	3,799	4,372
Lease liability, current	900	-
Accrued expenses and other current liabilities	11,856	4,601
Total current liabilities	16,633	9,083
Long-term debt, net of current portion	21	98
Deferred revenue	691	305
Lease liability, non-current	3,599	-
Warrant liabilities	5,405	143,295
Contingent consideration	541	924
New market tax credit obligation(1)	4,521	4,412
Total liabilities	31,411	158,117

Commitments and contingencies (Note 21)

Stockholders’ equity

Common stock, $0.0001 par value; 350,000,000 shares authorized at December 31, 2021 and December 31, 2020; 140,540,671 and 131,365,254 issued and outstanding at December 31, 2021 and 2020, respectively	14	13
Additional paid-in capital	461,207	317,084
Accumulated deficit	(99,411)	(128,201)
Total stockholders’ equity	361,810	188,896
Total liabilities and stockholders’ equity	$393,221	$347,013

(1)	Held by variable interest entity

See notes to consolidated financial statements.

XL Fleet Corp.

Consolidated Statements of Operations

For the Years Ended December 31, 2021, 2020 and 2019

	Years Ended December 31,
(In thousands, except per share and share amounts)	2021	2020	2019

Revenues	$15,600	$20,338	$7,215
Cost of revenues	16,296	17,594	8,075
Gross profit (loss)	(696)	2,744	(860)
Operating expenses:
Research and development	10,775	4,445	2,874
Selling, general, and administrative expenses	47,435	13,593	9,835
Loss from operations	(58,906)	(15,294)	(13,569)
Other (income) expense:
Interest expense, net	39	6,370	2,151
Loss on extinguishment of debt	-	1,038	-
Loss on asset disposal	26	-	-
Loss on impairment	3,000
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	(565)	-	-
Change in fair value of warrant liability	(90,138)	35,015	-
Change in fair value of convertible notes payable derivative liability	-	2,889	(819)
Other income	(58)	-	-
Net (loss) income	$28,790	$(60,606)	$(14,901)
Net (loss) income per share, basic	$0.21	$(0.72)	$(0.19)
Net loss per share, diluted	$0.19	$(0.72)	$(0.19)
Weighted-average shares outstanding, basic	138,457,416	84,565,448	79,823,065
Weighted-average shares outstanding, diluted	148,510,351	84,565,448	79,823,065

See notes to consolidated financial statements.

XL Fleet Corp.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2021, 2020 and 2019

			Additional
	Common Stock		Paid-In	Accumulated	Stockholders’
(In thousands, except share amounts)	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2020	131,365,254	$13	$317,084	$(128,201)	$188,896
Stock-based compensation expense	-	-	3,508	-	3,508
Stock acceleration and extension	-		4,372	-	4,372
Exercise of warrants	233,555	-	-	-	-
Exercise of public warrants	7,441,020	1	85,554	-	85,555
Settlement of warrant liability upon exercise of warrants	-	-	47,162	-	47,162
Settlement of warrant liability upon call of warrants	-	-	591	-	591
Proceeds from PIC shares recapitalization	-	-	75	-	75
Exercise of stock options	1,027,519	-	230	-	230
Issuance of restricted stock	11,319	-	-	-	-
Issuance of shares in business combination with World Energy	462,004	-	2,631	-	2,631
Net income	-	-	-	28,790	28,790

Balance at December 31, 2021	140,540,671	$14	$461,207	$(99,411)	$361,810

			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2019	80,400,727	$8	$53,887	$(67,595)	$(13,700)
Exercise of stock options	488,625	-	884	-	884
Exercise of warrants	4,995,584	-	114	-	114
Stock-based compensation expense	-	-	978	-	978
Conversion of convertible debt	1,715,918	-	17,446	-	17,446
Issuance of restricted stock	25,309	-	-	-	-
PIC shares recapitalized, net of issuance costs and the fair value of warrant liabilities	28,739,091	3	98,886	-	98,889
Shares issued in offering, net of issuance costs	15,000,000	2	144,889	-	144,891
Net loss	-	-	-	(60,606)	(60,606)

Balance at December 31, 2020	131,365,254	$13	$317,084	$(128,201)	$188,896

			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit	Equity

Balance at January 1, 2019	79,451,338	$8	$53,522	$(52,684)	$846
Issuance of restricted stock	446,333	-	-	-	-
Exercise of stock options	44,154	-	10	-	10
Issuance of stock in asset acquisition	458,902	-	109	-	109
Issuance of warrants	-	-	38	-	38
Stock-based compensation expense	-	-	208	-	208
Stockholder distribution	-	-	-	(10)	(10)
Net loss	-	-	-	(14,901)	(14,901)

Balance at December 31, 2019	80,400,727	$8	$53,887	$(67,595)	$(13,700)

See notes to consolidated financial statements.

XL Fleet Corp.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021, 2020 and 2019

	For the Years Ended December 31,
(In thousands)	2021	2020	2019

Operating activities:
Net income (loss)	$28,790	$(60,606)	$(14,901)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Changes in fair value of warrant liabilities	(90,138)	35,015	-
Stock-based compensation	7,880	978	208
Loss on impairment	3,000	-	-
Bad debt expense	70	-	22
Depreciation and amortization expense	1,756	622	319
Contingent consideration	(61)	796	80
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	(565)	-	-
Fair value change of derivative liabilities	-	2,889	(819)
Loss on extinguishment of debt	-	1,038	-
Loss on disposal of assets	26
Change in operating right-of-use assets	(23)	-	-
Interest on finance leases	37	-	-
Debt discount	72	4,629	1,598
Changes in operating assets and liabilities:
Accounts receivable, net	7,597	(9,400)	2,610
Inventory, net	(10,415)	(1,334)	215
Prepaid expenses and other current assets	456	(1,250)	260
Other assets	(31)	(2)	283
Accounts payable	(1,667)	3,823	(1,089)
Accrued expenses and other current liabilities	4,619	2,749	(450)
Deferred revenue	103	172	113
Net cash used in operating activities	(48,494)	(19,881)	(11,551)
Investing activities:
Payment to acquire net assets of World Energy	(8,188)	-	-
Purchase of eNow Convertible Note	(3,000)	-	-
Purchases of property and equipment	(3,641)	(145)	(28)
Net cash used in investing activities	(14,829)	(145)	(28)
Financing activities:
Proceeds from the issuance of subordinated convertible promissory notes	-	8,100	10,000
Repayments to the issuance of subordinated convertible promissory notes	-	(11,250)	-
Proceeds from paycheck protection program	-	1,100	-
Repayments to paycheck protection program	-	(1,100)	-
Proceeds from debt	-	-	2,500
Repayments of debt	(109)	(3,177)	(496)
Repayment of contingent consideration	-	(450)	-
Repayments under financing leases	(393)	-	-
Proceeds from revolving line of credit	-	2,500	(2,612)
Repayments of revolving line of credit	-	(2,500)	-
Proceeds from recapitalization of PIC shares	75	207,169	-
Proceeds from issuance of common stock	-	144,891	-
Proceeds of issuance costs in connection with term loans and revolving line of credit	-	-	(184)
Proceeds from exercise of stock options	230	114	10
Stockholder distribution	-	-	(10)
Proceeds from exercise of Public Warrants	85,555	884	-
Net cash provided by financing activities	85,358	346,281	9,208
Net increase in cash and cash equivalents and restricted cash	22,035	326,255	(2,371)
Cash, cash equivalents, and restricted cash at beginning of period	329,791	3,536	5,907
Cash, cash equivalents, and restricted cash at end of period	$351,826	$329,791	$3,536
Supplemental disclosure of cash flow information:
Cash paid for interest	$48	$389	$-
Supplemental disclosures of noncash investing and financing information:
Issuance of warrants	$-	$-	$38
Initial measurement of warrants assumed in connection with the Business Combination accounted for as liabilities	$-	$108,280	$-
Contingent and deferred consideration issued in connection with business combination	$-	$-	$1,650
Issuance of stock in asset acquisition	$-	$-	$109
Issuance costs in accrued expenses	$-	$-	$25
Settlement of warrant liability upon exercise of Public Warrants	$47,162	$-	$-
Settlement of warrant liability upon call of warrants	$591	$-	$-
Issuance of shares to former owners of WEES	$1,192	$-	$-
Conversion of convertible debt	$-	$17,446	$-
Retrospective recapitalization of stockholders’ equity	$-	$51,005	$-
Reduce derivative liability for extinguishment of convertible notes payable	$-	$(1,349)	$-
Increase derivative liability for issuance of convertible notes payable	$-	$5,637	$-
Reduce derivative liability for the conversion and repayment of the convertible notes payable	$-	$(8,526)	$-
Equipment financing	$271	$-	$-

See notes to consolidated financial statements.

XL Fleet Corp.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021, 2020 and 2019

(Amounts in thousands, except share and per share data)

Note 1. Organization and Description of Business

Description of Business: XL Fleet Corp. and its subsidiaries (“XL Fleet” or the “Company”) is a provider of fleet electrification solutions for commercial vehicles in North America, offering solutions for vehicle electrification (“Drivetrain” or “Power Drive”) and energy efficiency infrastructure solutions such as vehicle charging stations through its XL Grid programs, as further described below. XL Fleet has over 4,450 electrified powertrain systems sold and driven over 181 million miles by over 245 fleets, as of December 31, 2021. In November of 2022, the Company changed its name to Spruce Power Holding Corporation and changed its New York Stock Exchange symbol to SPRU.

Merger and Reorganization: On December 21, 2020, (“Closing Date”) privately held XL Hybrids, Inc., a Delaware corporation, (“Legacy XL”) consummated the merger pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal Investment Corporation II (“Pivotal”), PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and Legacy XL. Pursuant to the terms of the Merger Agreement, a business combination between Legacy XL and Pivotal was effected through the merger of Merger Sub with and into Legacy XL, with Legacy XL surviving as a wholly-owned subsidiary of Pivotal (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, Pivotal Investment Corporation II changed its name to XL Fleet Corp.

Acquisition of World Energy: On May 17, 2021 (“Closing Date”), the Company acquired 100% of the membership interests of World Energy Efficiency Services, LLC (“World Energy”). World Energy provides turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England. The Company completed the acquisition to further the strategy of its XL Grid business to provide corporations and municipalities a means to reduce its carbon footprints and ready itself for the demands of electric fleet requirements (See Note 4).

COVID-19 Worldwide Pandemic: On March 11, 2020, the World Health Organization characterized the outbreak of the novel coronavirus (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, the Company has taken appropriately cautious steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, beginning in late March 2020, the Company implemented work from home policies where practical at its facilities. Effective December 31, 2021, all of the Company’s employees were working full-time from one of the Company’s five offices or from home. Current COVID-19 policies include universal facial covering requirements if not vaccinated, rearranging facilities to follow social distancing protocols, employees self-screening before going into the office, enhanced cleaning procedures, ability to go mask-free if proof of vaccination is provided to Human Resources, and strict quarantine protocols for any suspected or confirmed employee cases. However, the COVID-19 pandemic and the continued precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, its operations, its contractors and the automotive original equipment manufacturers.

The Company has experienced, and expects to continue to experience, reduced operations and production line shutdowns at vehicle OEMs due to COVID-19, limitations on travel by the Company’s personnel and personnel of the Company’s customers, and future delays or shutdowns of vehicle OEMs or the Company’s suppliers.

The COVID-19 pandemic and the protocols and procedures the Company has implemented in response to the pandemic have caused some delays in operational activities. The full impact of the COVID-19 pandemic on its business and results of operations subsequent to December 31, 2021 will depend on future developments, such as the ultimate duration and scope of the outbreak and its impact on its operations and impact on its customers and industry partners.

Note 2. Summary of Significant Accounting Policies

Basis of consolidated financial statement presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The accompanying consolidated financial statements of the Company include the accounts of its wholly owned subsidiaries and variable interest entities, for which the Company is the primary beneficiary. Because the Company holds certain rights that provide the power to direct the activities of variable interests that most significantly impact the VIE economic performance, as well as to potentially receive benefits or the obligation to absorb potentially significant losses, the Company has a controlling interest in such VIEs. The Company reports its consolidated financial information as a single segment. All significant intercompany transactions have been eliminated in consolidation.

Emerging Growth Company: The Company was an “emerging growth company” under Jumpstart Our Business Act (the “JOBS Act”) until December 31, 2021, the date on which the company was deemed to be a large accelerated filer under the rules of the Securities Exchange Commission (“SEC”). Effective December 31, 2021, the Company was required to comply with new or revised accounting standards applicable to public companies. In addition, because the Company ceased to be an “emerging growth company” with its transition to large accelerated filer status as of December 31, 2021, the Company is also now subject to Section 404(b) of Sarbanes-Oxley Act of 2002 (“SOX”), which requires that its independent registered public accounting firm provide an attestation report on the effectiveness of the Company’s internal control over financial reporting for the first time in this Annual Report on Form 10-K, among other additional requirements.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of expenses during the reporting period. The Company’s most significant estimates and judgments involve inventory reserves, deferred income taxes, warranty reserves, valuation of share-based compensation, the valuation of warrant liability, the fair value of investment in convertible notes, and the valuation of business combinations, including the fair values and useful lives of acquired assets and assumed liabilities and the fair value of purchase consideration. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and trade receivables. At times, such cash may be in excess of the FDIC limit. At December 31, 2021 and 2020, the Company had cash in excess of the $250 federally insured limit. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

With respect to trade receivables, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited. As of December 31, 2021, two customers accounted for approximately 74% and 11% of accounts receivable, net. As of December 31, 2020, one customer accounted for approximately 82% of accounts receivable, net.

For the year ended December 31, 2021, two customers accounted for approximately 78% of revenues. For the years ended December 31, 2020, one customer accounted for approximately 68% of revenues and for December 31, 2019 two customers accounted for approximately 65% of revenues.

Cash, cash equivalents, and restricted cash: The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and money market accounts. Cash equivalents are carried at cost, which approximates fair value due to their short-term nature. The Company’s cash and cash equivalents are placed with high-credit quality financial institutions and issuers, and at times exceed federally insured limits. To date, the Company has not experienced any credit loss relating to its cash and cash equivalents.

Restricted cash: Restricted cash held at December 31, 2021 and 2020, consists of $150 for a bank deposit required for a letter of credit which is reserved for the Company’s California lease.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash in the consolidated balance sheets to the total amount shown in the consolidated statements of cash flows:

	As of December 31,
	2021	2020
Cash and cash equivalents	$351,676	$329,641
Restricted cash	150	150
Total cash, cash equivalents, and restricted cash	$351,826	$329,791

Accounts receivable, net: Accounts receivable are stated at the gross invoice amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is maintained at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of the anticipated impact of current economic conditions, changes in the character and size of the balance, past and expected future loss experience, among other pertinent factors. As of December 31, 2021 and 2020, the Company’s allowance for doubtful accounts was $148 and $0 respectively.

Inventory, net: Inventory is comprised of raw materials, work in process and finished goods. Inventory is stated at the lower of cost or net realizable value. Cost of raw material inventories include the purchase and related costs incurred in bringing the products to their present location and condition. The Company uses consistent methodologies to evaluate inventory for net realizable value and periodically reviews inventories for obsolescence and any inventories identified as slow moving or obsolete are initially reserved for and then written-off. As of December 31, 2021 and 2020, the Company’s inventory reserve for obsolescence was $2,863 and $58, respectively. The increase in the inventory reserve at December 31, 2021 reflects decreased utilization in 2022 due to the Company’s plan to strategically reduce its hybrid offerings in 2022.

Fair value measurements: The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company can access at the measurement date.

Level 2: Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s judgment about the assumptions that market participants would use in pricing an asset or liability.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

See Note 15 for additional information on assets and liabilities measured at fair value.

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, contingent consideration liability, long-term debt and warrant liability. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value because of the short-term nature of those instruments.

Prepaid expenses and other current assets: Prepaid expenses and other current assets include prepaid insurance, prepaid rent, and supplies, which are expected to be recognized or realized within the next 12 months.

Property and equipment, net: Property and equipment, net is stated at cost less accumulated depreciation, or if acquired in a business combination, at fair value as of the date of acquisition. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

Equipment	5 years
Furniture and fixtures	3 years
Computer and related equipment	2 years
Software	2 years
Vehicles	5 years
Leasehold improvements	Lesser of useful life of the asset or remaining life of the lease

Improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is recorded in the statement of operations as a component of other (expense) income, net.

Business combinations: The Company accounts for the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). Amounts paid to acquire a business are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The Company determines the fair value of purchase consideration, including contingent consideration, and acquired intangible assets based on detailed valuations that use certain information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The results of operations of acquired businesses are included in the financial statements from the date of acquisition forward. Acquisition-related costs are expensed in periods in which the costs are incurred.

The Company uses the income approach to determine the fair value of developed technology acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to the respective asset over its useful life and then discounting these after-tax cash flows back to a present value. The Company bases its revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. Developed technology represents patented and unpatented technology and know-how.

Refer to Note 4 for discussion of the Company’s 2021 business combination.

Intangible assets, net: Intangible assets are initially recorded at fair value and stated net of accumulated amortization and impairments. The Company amortizes its intangible assets that have finite lives using either the straight-line method, or if reliably determinable, based on the pattern in which the economic benefit of the asset is expected to be utilized. Amortization is recorded over the estimated useful lives, which for developed technology is 4 years. The Company evaluates the recoverability of its definite lived intangible assets whenever events or changes in circumstances or business conditions indicate that the carrying value of these assets may not be recoverable based on expectations of future undiscounted cash flows for each asset group. If the carrying value of an asset or asset group exceeds its undiscounted cash flows, the Company estimates the fair value of the assets, generally utilizing a discounted cash flow analysis based on the present value of estimated future cash flows to be generated by the assets using a risk-adjusted discount rate. To estimate the fair value of the assets, the Company uses market participant assumptions pursuant to ASC 820, Fair Value Measurements.

Impairment of long-lived assets: The Company reviews long-lived assets, including property and equipment and, intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that an asset group’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC 360-10, Impairment or Disposal of Long-Lived Assets, which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. During the years ended December 31, 2021, 2020 and 2019, no impairment indicators were identified.

Impairment of goodwill: Goodwill represents the excess of cost over the fair market value of net tangible and identifiable intangible assets of acquired businesses. Goodwill is not amortized but instead is annually tested for impairment, or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. The Company has recorded goodwill in connection with its historical business acquisitions.

The Company performs its annual goodwill impairment assessment at October 1 each fiscal year, or more frequently if events or circumstances arise which indicate that goodwill may be impaired. An assessment can be performed by first completing a qualitative assessment on the Company’s single reporting unit. The Company can also bypass the qualitative assessment in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of the reporting unit. Additionally, a significant change in business climate, a loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test is required. The quantitative test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recorded as a reduction to goodwill with a corresponding charge to earnings in the period the goodwill is determined to be impaired. The income tax effect associated with an impairment of tax-deductible goodwill is also considered in the measurement of the goodwill impairment. Any goodwill impairment is limited to the total amount of goodwill.

The Company determines the fair value of its reporting unit using the market approach. Under the market approach method, the Company compared its book value to the fair value of its public float, utilizing the fair value of its common stock on the measurement date.

Revenue: The Company’s revenue is derived from the sales of hybrid and plug-in hybrid electric powertrain systems, our Drivetrain business, and turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions (our “XL Grid” business). The Power Drive products are marketed and sold to end-user fleet customers and channel partners in the United States and Canada. The Company’s XL Grid solutions are marketed and sold to municipalities, corporations and other businesses and principally funded through energy incentives provided through public and private utilities. The XL Grid business consists of the operations acquired through the May 2021 World Energy acquisition. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies, financial markets, and funded energy incentives.

Revenue is recognized upon transfer of control to the customer, which occurs when the Company has a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service.

For the Power Drive products, in general, transfer of control is upon shipment of the equipment as the terms are FOB shipping point or equivalent, as the Company has no other promised goods or services in its contracts with customers. In limited instances, the Company provides installation services to end-user fleet customers related to the purchased hybrid electric powertrain equipment. When provided, these installation services are not distinct within the context of the contract due to the fact that the end-use fleet customer is purchasing a completed modification to its vehicles and therefore, the installation services involve significant integration to integrate the hybrid electric powertrain equipment with the customer’s vehicle. As a result, the hybrid electric powertrain equipment and installation services represent a single performance obligation within these contracts with customers. The Company recognizes the revenue for the equipment sale and installation service for Power Drive products at the same time, which is after the installation is complete. The Company has elected to treat shipping and handling activities related to contracts with channel partner customers for Power Drive products as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation.

For the XL Grid solutions, in general, transfer of control is upon the acceptance and certification of project completion by both the end customer and the utility who is funding the energy incentives, representing a single performance obligation of the Company. Due to the short-term nature of projects (typically two to three weeks), the Company recognizes revenues from all XL Grid solutions activities at a point in time, when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and the Company has the right to payment for the transferred asset. The Company also assesses multiple contracts entered into by the same customer in close proximity to determine if the contracts should be combined for revenue recognition purposes. During the duration of a project for XL Grid solutions, all direct material and labor costs and those indirect costs related to the project are capitalized, and customer deposits are treated as liabilities. Once a project has been completed and the energy efficiency upgrades have been deemed to meet client specifications, capitalized costs are charged to earnings.

For both Power Drive and XL Grid solutions, when the Company’s contracts with customers contain multiple performance obligations, which is infrequent, the contract transaction price is allocated on a relative standalone selling price (SSP) basis to each performance obligation. The Company determines SSP based on observable selling prices for the sale of its systems. For extended warranties, the Company determines SSP based on expected cost plus margin. The Company establishes the margin based on review of market conditions and margins obtained by market participants for similar services. Any allocation of the transaction price required is determined at the contracts’ inception.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which is solely made up of fixed consideration for its products and services. The Company does not adjust transaction price for the effects of a significant financing component when the period between the transfer of the promised good or service to the customer and payment for that good or service by the customer is expected to be one year or less. The Company has not identified any significant financing components to date. The Company’s sales can in certain instances include non-cash consideration in the form of the customer transferring to the Company, the customer’s rights to cash incentives from programs administered by municipalities related to hybrid vehicle programs that a customer is entitled to as a result of its purchase. The incentives are fixed amounts that are readily determinable. The Company values the non-cash consideration at its fair value, which generally is the amount of the Incentive.

Payment terms on invoices range from 30 to 60 days. The Company excludes from revenue any sales tax and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

The Company has elected to apply the practical expedient to expense costs to obtain contracts, which principally relate to sales commissions, at the time the liability is incurred when the expected amortization period is one year or less.

Warranties: Customers who purchase the Power Drives are provided limited-assurance-type warranties for equipment and work performed under the contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties offered by competitors. Therefore, the Company has determined that these warranties are outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from the Company an extended warranty for its equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance-type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

Customers of XL Grid solutions are provided limited-assurance-type warranties for a term of one year for installation work performed under its contracts. Warranties for equipment sold to customers are provided by the original equipment manufacturers.

For both Power Drives and XL Grid solutions, the Company accrues the estimated cost of product warranties for unclaimed charges based on historical experiences and expected results. Should product failure rates and material usage costs differ from these estimated revisions to the estimated warranty liability are required. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. Warranty expense is recorded as a component of cost of product revenue in the statements of operations.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Deferred income taxes are provided for the temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss carry-forwards and credits. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statements of operations in the period in which the enactment rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. For the years ended December 31, 2021, 2020 and 2019, there were no uncertain tax position taken or expected to be taken in the Company’s tax returns.

In the normal course of business, the Company is subject to regular audits by U.S. federal and state and local tax authorities. With few exceptions, the Company is no longer subject to federal, state or local tax examinations by tax authorities in its major jurisdictions for tax years before 2018. However, net operating loss carryforwards remain subject to examination to the extent they are carried forward and impact a year that is open to examination by tax authorities.

The Company did not recognize any tax related interest or penalties in the accompanying consolidated financial statements, but would record any such interest and penalties as a component of the provision for income taxes.

Share-based compensation: The Company accounts for its share-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. The Company issues stock-based awards to acquire common stock to employees, directors and non-employee consultants. Awards issued under the Company’s stock-based compensation plans include stock options, restricted stock units and restricted stock awards. Stock options, restricted stock units and restricted stock awards typically contain service based vesting conditions.

Stock Options

The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards, and recognizes the compensation cost on a straight line basis over the requisite service period of the awards for employee, which is typically the four-year vesting period of the award, and effective contract period specified in the award agreement for non-employee.

The fair value of common stock is determined based on the closing price of the Company’s common stock on the New York Stock Exchange at each award grant date.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk- free interest rate and expected dividends. The Company does not have a history of trading in its common stock as it was not a public company until December 21, 2020, and as such volatility was estimated using historical volatilities of comparable public entities. The expected life of the awards is estimated based on a simplified method, which uses the average of the vesting term and the original contractual term. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected life of the awards. The dividend yield assumption is based on history and expectation of paying no dividends. Forfeitures are accounted for as they occur.

The fair value of stock options issued for the years ended December 31, 2021, 2020, and 2019 was measured with the following assumptions:

	2021	2020	2019
Expected volatility	78.1 – 88.2%	79.6 – 90.5%	70.0%
Expected term (in years)	6.25	6.2 – 10	6.1 – 10
Risk-free interest rate	0.1 – 1.3%	0.3 – 1.6%	1.4 – 3.0%
Expected dividend yield	0.0%	0.0%	0.0%

Restricted Stock Units

Restricted stock units generally vest over the requisite service periods (vesting on a straight–line basis). The fair value of a restricted stock unit award is equal to the fair market value of a share of the Company’s Common stock on the grant date. The Company accounts for the forfeiture of equity awards as they occur.

Warrant Liabilities: The Company evaluated the Public Warrants (“Public Warrants”) and Private Warrants (“Private Warrants”) (collectively, “Warrants”, which are discussed in Note 17) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to such warrants (“Warrant Agreement”) related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants met the definition of a derivative as contemplated in ASC 815, the Warrants were initially recorded at fair value as derivative liabilities on the Consolidated Balance Sheets and measured at fair value at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Consolidated Statement of Operations in the period of change.

Research and development expense: Research and development costs did not meet the requirements to be recognized as an asset as the associated future benefits were at best uncertain and there was no alternative future use at the time the costs were incurred. Research and development costs include, but are not limited to, costs incurred in performing research and development activities, including salaries, benefits, facilities, research- related overhead, sponsored research costs, contracted services, license fees, and other external costs.

Net income (loss) per share: Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted income (loss) per share calculation, stock options, restricted stock units, restricted stock and warrants are considered to be potentially dilutive securities. Potentially dilutive securities were excluded from the calculation of diluted income (loss) per share when their effect would be anti-dilutive.

Related parties: A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent accounting pronouncements issued and adopted:

In February 2016, the Financial Accounting Standards Board (“FASB”) issued a new Accounting Standards Update (“ASU”) , Accounting Standards Codification Topic 842, Leases (“ASC 842”), related to leases to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted ASC 842 effective January 1, 2021 and as a result, the Company recorded a ROU asset and lease liability within its consolidated financial statements (See Note 12).

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, (“ASU 2019 - 12”) which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2021. The adoption of ASU 2019-12 did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, (ASU 2016-13”)which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held to replace the incurred loss model for financial assets measured at amortized cost and require entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 is effective for the Company beginning January 1, 2023. The adoption of ASU 2016-13 is not expected to have a material impact on the Company’s consolidated financial statements.

Note 3. Merger with Pivotal Investment Corporation II

On the Closing Date, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy XL, with Legacy XL surviving as a wholly owned subsidiary of XL Fleet Corp. On the Closing Date, each outstanding share of common stock of Legacy XL (including each share of Legacy XL’s common stock issued as a result of the conversion of Legacy XL’s preferred stock and any conversion or exchange of Legacy XL’s convertible promissory notes) was converted into the right to receive 0.75718950 shares (“Exchange Ratio”) of Pivotal’s common stock, par value $0.0001 per share.

In connection with the consummation of the Business Combination, each outstanding share of Pivotal’s Class A common stock, par value $0.0001 per share (“Pivotal Class A Common Stock”), including (a) any shares of Pivotal’s Class B common stock, par value $0.0001 per share (“Pivotal Class B Common Stock”) that were converted into Pivotal Class A Common Stock in connection with the Merger and (b) any Pivotal units that were separated into the component securities, including Pivotal Class A Common Stock in connection with the Merger, was converted into one share of Common Stock. On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 15,000,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $150,000,000, pursuant to separate subscription agreements (each, a “Subscription Agreement” and the financing, the “PIPE”). Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing of the Merger. The Company assumed private placement warrants to purchase 4,233,333 shares of common stock, with an exercise price of $11.50 per share, and public warrants to purchase 7,666,667 shares of common stock, with an exercise price of $11.50 per share (See Note 15).

Immediately prior to the Closing Date XL Fleet Corp. filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which, among other things, XL Fleet Corp. (i) changed its name from Pivotal to “XL Fleet Corp.”, (ii) increased the number of shares of Pivotal Class A Common Stock it is authorized to issue to 350,000,000 shares, (iii) removed the provisions for the Pivotal Class B Common Stock (all such shares of Pivotal Class B Common Stock converted into shares of Pivotal Class A Common Stock in connection with the Business Combination) so that the Pivotal Class B Common Stock ceased to exist and the Company now has a single class of common stock (such resulting stock, the “Common Stock”), and (iv) removed the various provisions applicable only to special purpose acquisition corporations.

Each of the options to purchase Legacy XL’s common stock, whether or not exercisable and whether or not vested, and each of the warrants to purchase Legacy XL’s common stock, in each case that was outstanding immediately prior to the effective time of the Business Combination, were assumed by XL Fleet Corp. on the Closing Date and converted into an option or warrant, as the case may be, to purchase a number of shares of Common Stock equal to the number of shares subject to such option or warrant immediately prior to the effective time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Exchange Ratio.

Holders of Legacy XL’s outstanding convertible promissory notes were entitled to elect conversion or repayment of the principal amount of such notes, with accrued interest to be converted into shares of Legacy XL common stock. Immediately prior to the consummation of the Business Combination, the holders of such notes elected to have Legacy XL pay in cash an aggregate principal amount of $11,250,000 of such notes within three business days of the Closing Date. On the Closing Date XL Fleet Corp. issued an aggregate of 1,715,918 shares of its Common Stock upon conversion of the remaining outstanding principal amount and accrued interest.

Immediately after the consummation of the Merger and prior to the consummation of PIPE, the former stockholders and option holders of Legacy XL owned, or held rights to acquire, approximately 75.2% of the fully-diluted common stock of Company, and Pivotal’s stockholders and option holders immediately prior to the Merger owned approximately 24.8% of the fully-diluted common stock of the Company. Based on the terms of the Merger, the transaction was treated as a reverse merger of the Company by Legacy XL. The merger was accounted for as a recapitalization of Legacy XL. Under this method of accounting, Pivotal was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Legacy XL comprising the ongoing operations of the combined company, Legacy XL senior management comprising the senior management of the combined company, and that the former owners and management of Legacy XL have control of the board of directors of the combined company after the Merger. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of the Company issuing shares for the net assets of Pivotal, accompanied by a recapitalization. The net assets of Pivotal will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the closing of the Merger will be those of the Company.

The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ equity (deficit) for the year ended December 31, 2020 (in thousands):

Cash – Pivotal’s trust and cash (net of redemption)	$231,975
Cash – PIPE	150,000
Less: transaction costs and advisory fees paid	(29,915)
Net Business Combination and PIPE financing	$352,060

World Energy

On May 17, 2021, the Company acquired all of the issued and outstanding membership interests of World Energy, a privately-held, Massachusetts-based entity, and retained two of its principals and all of World Energy’s employees. World Energy is a direct-install energy efficiency services company (“ESCO”), serving commercial, industrial and institutional customers. World Energy enables utilities to meet their energy savings mandates by developing and executing energy efficiency projects. The acquisition of World Energy expanded the Company’s ability to deliver a comprehensive suite of energy savings services that enhances XL Grid’s solutions portfolio to include commercial and industrial EV charging, solar, and energy management services.

The total purchase price consideration, as adjusted, is $12,461 for the acquisition of World Energy. During the year ended December 31, 2021, the Company remitted to the sellers of World Energy additional cash of $76 in connection with the finalization of working capital adjustments. The as-adjusted purchase price consisted of the following components:

Cash of $8,496, as adjusted, consisting of the contractual purchase price of $8,000, plus working capital adjustments of an aggregate of $496.

●	The closing date issuance of 231,002 shares of the Company’s common stock, valued at the closing price of $6.23 per share as of May 17, 2021, for a total share fair value upon issuance of $1,439;

●	An obligation to issue 244,956 shares of the Company’s common stock to certain of the sellers and their advisors of World Energy, in three equal installments on the sixth, twenty-fourth and the thirtieth monthly anniversaries of the closing date. The closing date fair value was recorded at an aggregate amount of $1,526;

●	An obligation to pay in cash an earnout of $1,000 upon World Energy’s achievement for the calendar year 2021 of minimum annual revenues of $19,500. The payment of the earnout is due within 30 days following the completion of the audit of XL Fleet’s financial statements for the fiscal year ending December 31, 2021. World Energy met the revenue requirements and as such, the Company expects to pay the $1,000 earnout shortly after the filing of this annual report on Form 10-K.

The following details the final allocation of the purchase price consideration:

Cash	$8,000
Working capital adjustments	496
Fair value of 231,002 shares issued at closing	1,439
Fair value of the earnout	1,000
Portion of deferred obligation to issue shares of common stock	1,526
Total consideration	12,461

Less the fair value of assets acquired less liabilities assumed	(4,344)
Goodwill	$8,117

Included in assets acquired was cash of $308.

In connection with the acquisition of World Energy, the Company incurred an initial additional obligation to issue shares of its common stock to the three sellers, two of which also entered into employment agreements with the Company. Pursuant to the terms of the agreement, the Company was initially obligated to issue an aggregate of 448,050 shares of its common stock, issuable in three equal installments on November 17, 2021, on May 17, 2023 and on November 17, 2023, provided that seller/employee is employed by the Company at the date of issuance. If the seller/employee is not employed at such issuance date, the shares attributable to that seller/employee are forfeited. The Company determined that under relevant accounting guidance that this obligation to issue shares would be accounted for as compensation and not as purchase price consideration. Accordingly, the fair values of each of the three compensation share obligations are accreted as compensation over each relevant compensation period. For the year ended December 31, 2021, the Company recorded selling, general and administration expense of $1,049 related to this obligation.

On November 17, 2021, the Company issued 231,002 shares of its common stock pursuant to this share obligation to the three sellers.

The initial transaction with World Energy included an outstanding PPP loan of $507 that was incorporated in the liabilities assumed. During the third quarter of 2021, the PPP loan was forgiven in full which resulted in an additional payment to the sellers of World Energy. Consequently, the fair value of assets acquired less liabilities assumed was adjusted by the entire amount of the PPP loan that was forgiven, with a corresponding reduction in goodwill.

The Company has accounted for this acquisition as a business combination under ASC Topic 805 “Business Combinations.” The acquisition method requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The fair values of the assets acquired and liabilities assumed by major class were recognized as follows:

Amount
Cash	$308
Accounts receivable	3,585
Inventory, net	1,282
Prepaid expenses and other current assets	100
Property and equipment, net	173
Intangible assets, net	1,560
Right-of-use asset	145
Goodwill	8,117
Other assets	12
Accounts payable	(1,096)
Lease liability, current	(56)
Accrued expenses and other current liabilities	(1,297)
Deferred revenue	(283)
Lease liability, non-current	(89)
Total purchase consideration	$12,461

The acquired intangible assets of $1,560 represents to the fair value of customer relationships which is amortized over three years.

The estimated fair value of the intangible asset acquired was determined based on the income approach to measure the fair value of the customer relationships. This fair value measurement was based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy.

Goodwill represents the excess of the purchase consideration over the estimated acquisition date fair value of the net tangible and intangible assets acquired. Goodwill is primarily attributable to expected post-acquisition synergies from integrating World Energy’s assembled workforce, products and processes into the Company’s product offerings. Goodwill recorded is not deductible for income tax purposes. The goodwill recorded as part of this acquisition was allocated entirely to the Company’s XL Grid reportable segment.

Supplemental disclosure of pro forma information:

The following unaudited pro forma financial information presents the combined results of the operations of XL Fleet and World Energy as if the acquisition of World Energy had occurred as of January 1, 2019. The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations actually would have been had the respective acquisitions been completed on January 1, 2019. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined Company.

The following table presents the Company’s pro forma combined results of operations for the years ended December 31, 2021, 2020, and 2019:

	2021	2020	2019
Revenues	$23,349	$38,230	$27,137
Net (loss) income	$29,617	$(59,216)	$(13,476)
Per share amounts: Net (loss) income per share – basic	$0.21	$(0.70)	$(0.17)
Net loss per share - diluted	$0.20	$(0.70)	$(0.17)

The above pro forma information includes pro forma adjustments to remove the effect of the following non-recurring transactions:

1.)	Non-recurring merger expenses of $498 were added back for the year ended December 31, 2021.

2.)	Elimination of interest expense associated with debt that was repaid in the acquisition of World Energy of $37 for the year ended December 31, 2021, $94 for the year ended December 31, 2020 and $99 for the year ended December 31, 2019.

Note 5. Settlement of Contingent Consideration Quantum

On October 4, 2019, pursuant to the terms of an asset purchase agreement, the Company acquired certain assets of Quantum Fuel Systems, LLC (“Quantum”) The purchase consideration included deferred payments or share issuances upon certain milestones being met.

The final payments to the sellers of Quantum were:

●	A cash payment of $450 paid on December 31, 2020 upon meeting a workforce retention milestone.

●	Second milestone event was met on November 19, 2021 upon the achievement of certain product development criteria as outlined in the asset purchase agreement. In connection with having achieved the second milestone, in February 2022 the Company paid cash consideration of $475 and issued 50,000 shares of the Company’s common stock.

●	Third milestone event was met on November 19, 2021 upon the successful demonstration of a prototype as outlined in the asset purchase agreement. In connection with having achieved the third milestone, in February 2022 the Company paid cash consideration of $475 and issued 50,000 shares of the Company’s common stock.

Note 6. Revenue

The following table represents the Company’s revenues for the years ended December 31, 2021, 2020 and 2019, respectively, disaggregated, by sales channel.

Disaggregation of revenue:

	2021	2020	2019

Revenue from the sale of Power Drives:
Revenue direct to customers	$1,373	$4,013	$3,263
Revenue through channel partners	1,466	16,325	3,952

Revenue from the sale of XL Grid solutions – which are sold direct to customers	12,761	-	-
Total revenue	$15,600	$20,338	$7,215

Remaining performance obligations: At December 31, 2021, 2020 and 2019, there was approximately $237, $305 and $133 in deferred revenue related to unsatisfied extended warranty performance obligations, respectively. During the year ended December 31, 2021, the Company recognized revenue of $128 from the December 31, 2020 deferred revenue balance. There was no deferred warranty revenue recognized for the years ended December 2020 and 2019, respectively.

Contract Balances: The timing of revenue recognition, billings and cash collections results in billed trade accounts receivable, and deferred revenue (contract liabilities) on the consolidated balance sheets. In addition, the Company defers certain costs incurred to obtain a contract (contract costs).

Costs to obtain a contract: Sales commissions paid to internal sales personnel, as well as associated payroll taxes and retirement plan contributions (together, sales commissions and associated costs) that are incremental to the acquisition of customer contracts, are capitalized as contract acquisition cost on the balance sheet when the period of benefit is determined to be greater than one year. In instances where an extended warranty is sold, the period of benefit would extend beyond 12 months and therefore, the practical expedient would not be met for those contracts and require capitalization of the related costs to obtain those contracts. The Company has elected to allocate the capitalized commissions to performance obligations on a relative basis (i.e., in proportion to the transaction price allocated to each performance obligation) to determine the period of amortization. As a result, substantially all of the commission is allocated to the combined equipment and installation performance obligation and is amortized upon transfer of control of this performance obligation, which typically occurs in the same period in which commission liability is incurred. Total commission expense recognized during the years ended December 31, 2021, 2020 and 2019 was $834, $105 and $226, respectively. There were no capitalized commissions during the periods ended December 31, 2021 and 2020.

Warranties: The Company accrues estimated warranty costs at the time of sale related to its assurance- type warranties. In general, for the sales of Power Drives, manufactured products are warranted for the shorter of three years or 75,000 miles against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. For the XL Grid solutions, projects are warranted for one year. The amount of the accrued warranty liability is estimated based on historical claims rates and warranty fulfillments costs adjusted for any expected changes in fulfillment costs. Warranty charges in 2021 include a charge of $965 related to faults identified in certain Power Drive products based on the Company’s review of data gathered on the performance of its existing systems on the road.

The following is a roll-forward of the Company’s accrued warranty liability:

	2021	2020
Balance at the beginning of the period	$1,735	$1,009
Acquisition date accrual for World Energy acquisition	25	-
Accrual for warranties issued	346	912
Accrual of additional warranty obligations	965	-
Warranty fulfillment charges	(524)	(186)
Balance at the end of the period	$2,547	$1,735

The warranty liability is included in accrued expenses and other current liabilities on the consolidated balance sheets.

Note 7. Property and Equipment

Property and equipment consisted of the following at December 31:

	As of December 31,
	2021	2020

Equipment	$1,437	$647
Furniture and fixtures	222	91
Computers	412	30
Software	500	359
Vehicles	902	622
Leasehold improvements	267	170
XL Grid projects not yet in service	1,593	-
	5,333	1,919
Less accumulated depreciation	(1,838)	(1,340)

Property and equipment, net	$3,495	$579

Depreciation expense on property and equipment, was $653, $406 and $265 for the years ended December 31, 2021, 2020 and 2019, respectively.

Note 8. Goodwill and Intangibles

Intangible assets consist of:

●	Developed technology acquired during 2019 with a gross value of $863 that is being amortized over a useful life of four years and that has accumulated amortization of $485, as of December 31, 2021,

●	Sponsorship agreement contracted during 2021 with a gross value of $500 that is being amortized over a useful life of one year and has accumulated amortization of $250 as of December 31, 2021, and

●	The initial direct cost related to customer energy efficiency agreement acquisition costs of $1,560 that is being amortized over three years and has accumulated amortization of $325.

Approximate annual aggregate amortization expense of the intangibles for the years subsequent to December 31, 2021 is as follows:

Year ending December 31:
2022	986
2023	682
2024	195
Total amortization	$1,863

Amortization expense recognized on intangible assets was $791, $216 and $72 for the years ended December 31, 2021, 2020 and 2019, respectively.

Note 9. Purchase of Convertible Note

On July 15, 2021, XL Fleet made an investment of $3,000 into eNow, a developer of solar and battery power systems that is developing fully-electric transport refrigeration units (“eTRUs”) for Class 8 commercial trailers. In exchange for the investment, eNow issued to the Company a convertible debenture (the “eNow Convertible Note”) dated July 15, 2021 (the “Issuance Date”) in the original principal amount of $3,000, at the rate of 8% per annum and due on December 31, 2022.  The investment was classified as an available-for-sale security.  After reviewing the status of eNow’s financial condition on December 31, 2021, the Company determined that the investment in the eNow Convertible Note was fully impaired and as such recorded a charge of $3,000, reflected within other (income) expense as impairment of investment in the consolidated statements of operations. As discussed below, XL Fleet had an option to purchase eNow. If XL Fleet did not exercise this option, under certain circumstances the eNow Convertible Note would be converted on such date into Series B preferred stock. Interest on the outstanding principal sum of the eNow Convertible Note would commence accruing on the Issuance Date and computed on the basis of a 365-day year. The eNow Convertible Note did not convert at December 31, 2021.

Pursuant to the terms of the eNow Convertible Note agreement, XL Fleet had the right to acquire eNow at a pre-determined valuation and had a right of first refusal with respect to competing offers to acquire eNow. In the fourth quarter of 2021, the Company notified eNow that it would not exercise its option to purchase eNow, which expired unexercised on December 31, 2021. In addition to the terms described above, on July 15, 2021 (“Effective Date”), XL Fleet entered into a Development and Supply Agreement (the “Development and Supply Agreement”) with eNow, whereby XL Fleet was made the exclusive provider of high voltage batteries and associated power systems for use in eNow eTRUs. The Company considered the existence of adverse conditions regarding the global supply chain crisis (chips, electronic hardware) that causes further impediments to eNow being able to execute on its business plan. XL Fleet evaluated the supply chain issues, specifically the lack of availability of batteries from third party suppliers. During the three months ended December 31, 2021, the supply chain issues worsened, and in particular the lack of availability of batteries from third party suppliers. These worsened conditions, in the Company’s opinion, negatively impacted eNow’s prospects and financial condition. In January 2022, due to the ongoing supply chain issues, the Company notified eNow of its intention to terminate the Development System Agreement (See Note 15).

Note 10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at December 31, 2021 and 2020:

	2021	2020
Accrued warranty costs	$2,548	$1,735
Accrued compensation and related benefits	2,254	1,001
Contingent purchase price consideration – Quantum	1,950	926
Deferred purchase price consideration – World Energy	278	-
Accreted contingent compensation to sellers – World Energy	1,000	-
Professional fees	949	723
Accrued settlements	494
Accrued expenses, other	2,383	216
	$11,856	$4,601

Certain prior year amounts have been reclassified to conform to current year presentation.

Note 11. New Markets Tax Credit Financing

On March 4, 2015, the Company entered into a financing transaction with U.S. Bancorp Community Development Corporation (U.S. Bank) under a qualified New Markets Tax Credit (“NMTC”) program related to the operation of the Company’s facility in Quincy, Illinois. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the Act) and is intended to encourage capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities (CDEs). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments.

In connection with the financing, the Company made two loans totaling $10,454 to federal ($6,455 at 1.51%) and state ($3,999 at 1.53%) NMTC investment funds (the Investment Funds). Simultaneously, U.S. Bank made an equity investment of $4,995 to the Investment Funds and, by virtue of such contribution, is entitled to substantially all of the tax benefits derived from the NMTC. For compliance with the NMTC rules, principal payments on the loan would not begin until June 10, 2025 (the NMTC rules prohibit principal payments during the 7-year term of the NMTC arrangement). The maturity date on the loans would have been December 31, 2044.

The Investment Funds then contributed the loan proceeds to a CDE, which, in turn, loaned combined funds of $15,000, net of debt issuance costs of $546, to XL Hybrid Quincy, LLC, a wholly-owned subsidiary of the Company, at an interest rate of 1.15% per year with a maturity date of March 4, 2045. These loans are secured by the leasehold improvements and equipment at the facility in Quincy, Illinois. Repayment of the loans would have commenced March 10, 2025. The proceeds from the loans from the CDE were used to partially fund the build-out of the facility in Quincy, Illinois.

The transaction includes a put/call feature whereby, at the end of the seven-year NMTC compliance period, the Company may be obligated or entitled to repurchase U.S. Bank’s equity interest in the Investment Funds. U.S Bank exercised the put option in January 2022 the end of the recapture period. The value attributable to the put/call is anticipated to be nominal. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. The Company is required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could have resulted in US Bank’s projected tax benefits not being realized and, therefore, could have required the Company to indemnify US Bank for any loss or recapture of NMTCs related to the financing. The Company has determined that no credit recapture was required in connection with this financing arrangement.

The Company has determined that the financing arrangement with the Investment Fund and CDEs contains a variable interest entity (“VIE”). This conclusion was reached based on the following:

●	The ongoing activities of the Investment Fund – collecting and remitting interest and fees and NMTC compliance – were all considered in the initial design and are expected to significantly affect the economic performance throughout the life of the Investment Fund;

●	management considered the contractual arrangements that obligate the Company to comply with NMTC rules and regulations, deliver tax benefits, and provide various other guarantees to the structure;

●	U.S. Bank’s lack of a material interest in the underlying economics of the project as a result of the guarantees, indemnifications, and put/call options; and

●	the fact that the Company is obligated to absorb losses of the Investment Fund.

As such, the Company concluded that it is the primary beneficiary of the VIE and consolidated the Investment Fund, as a VIE, in accordance with the accounting standards for consolidation. Because the Company consolidates an entity from which it has an approximately $10,500 loan receivable and consolidates an entity to which it owes an approximately $15,000 loan payable, these two balances partially eliminate against each other in consolidation. The $4,995 in net proceeds received in exchange for the transfer of tax credits were deferred and will be recognized by the Company when the tax benefits have been fully earned and delivered to US Bank without risk of recapture.

During the years ended December 31, 2021 and 2020, the Company amortized debt issuance costs related to the NMTC of $72 and $78, respectively. The unamortized balance of debt issuance costs as of December 31, 2021 and 2020 was $20 and $91, respectively.

On January 14, 2022, the NMTC financing arrangement was terminated and settled, with the note receivable of $15,000 (owed by XL Hybrid Quincy) being transferred to XL Hybrids LL in payment of the $10,500 note receivable. Both notes were retired resulting in a gain on forgiveness of debt of approximately $4,500.

Note 12. ROU Assets and Lease Liabilities

XL Fleet has entered into operating and finance leases as the lessee of office space, R&D and manufacturing facilities, and vehicles. On January 1, 2021 (“Effective Date”), the Company adopted FASB ASC 842, which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance requires the recognition of the right-of-use (“ROU”) assets and related operating and finance lease liabilities on the balance sheet. The Company adopted the new guidance using the modified retrospective approach on January 1, 2021. As a result, the consolidated balance sheet as of December 31, 2020 was not restated and is not comparative.

The adoption of ASC 842 resulted in the recognition of operating ROU assets of $3,481 and operating lease liabilities of $3,481 on the Company consolidated balance sheet as of January 1, 2021. The adoption of ASC 842 resulted in the recognition of finance ROU assets of $897 and finance lease liabilities of $897 on the Company’s consolidated balance sheet as of January 1, 2021.

The Company elected the package of practical expedients permitted within the standard, which allow an entity to forgo reassessing (i) whether a contract contains a lease, (ii) classification of leases, and (iii) whether capitalized costs associated with a lease meet the definition of initial direct costs. Also, the Company elected the expedient allowing an entity to use hindsight to determine the lease term and impairment of ROU assets and the expedient to allow the Company to not have to separate lease and non-lease components. The Company has also elected the short-term lease accounting policy under which the Company would not recognize a lease liability or ROU asset for any lease that at the commencement date has a lease term of twelve months or less and does not include a purchase option that the Company is more than reasonably certain to exercise.

For contracts entered into on or after the Effective Date, at the inception of a contract the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. Leases entered into prior to January 1, 2021, which were accounted for under ASC 840, were not reassessed for classification.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases, and is subsequently presented at amortized cost using the effective interest method. The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The present value of the lease payments is calculated using the incremental borrowing rate for operating and finance leases, which was determined using a portfolio approach based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The lease term for all of the Company’s leases includes the noncancelable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. All ROU assets are reviewed periodically for impairment.

Lease expense for operating leases consists of the lease payments plus any initial direct costs and is recognized on a straight-line basis over the lease term. Lease expense for finance leases consists of the amortization of the asset on a straight-line basis over the shorter of the lease term or its useful life and interest expense determined on an amortized cost basis, with the lease payments allocated between a reduction of the lease liability and interest expense.

The Company’s operating leases are comprised primarily of office space and R&D and manufacturing facilities. Finance leases are comprised primarily of vehicle leases. Balance sheet information related to our leases is presented below (ASC 842 was adopted on January 1, 2021):

	December 31, 2021	January 1, 2021	December 31, 2020
Operating leases:
Right-of-use assets	$3,443	$3,481	$–
Lease liability, current	451	469	–
Lease liability, non-current	3,056	3,012	–
Finance leases:
Right-of-use assets	1,121	897	–
Lease liability, current	449	265	–
Lease liability, non-current	543	632	–

Other information related to leases is presented below:

For the Year Ended December 31,
2021
Other information:
Operating lease cost	$855

As of December 31,
2021
Operating cash flows from operating leases	$791
Weighted-average remaining lease term – operating leases (in months)	82.7
Weighted-average discount rate – operating leases	9.7%

As of December 31, 2021, the annual minimum lease payments of our operating lease liabilities were as follows:

For The Years Ending December 31,
2022	770
2023	730
2024	694
2025	709
2026	555
Thereafter	1,416
Total future minimum lease payments, undiscounted	4,874
Less: imputed interest	(1,367)
Present value of future minimum lease payments	$3,507

Note 13. Note Payable

Paycheck Protection Program Loan

In March 2021, World Energy entered into a Promissory Note (the “PPP Note”) with Boston Private Bank & Trust Company as the lender (the “Lender”), pursuant to which the Lender agreed to make a loan to the Company under the Paycheck Protection Program (the “PPP Loan”) offered by the U.S. Small Business Administration (the “SBA”) in a principal amount of $507 pursuant to Title 1 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). This loan was forgiven by the SBA during July 2021and the Company recorded the forgiveness as an opening balance sheet adjustment in conjunction with the acquisition of World Energy. (See Note 4).

Note 14. Debt

At December 31, 2021 and 2020, the carrying value of debt was as follows:

	As of December 31,
	2021	2020
Vehicle financing agreements	$99	$208
Total debt obligations, net of deferred financing costs	99	208
Less: current portion of debt	78	110
Debt – net of current portion	$21	$98

Bank term loan and revolver: Effective December 10, 2018, and as amended on November 19, 2019, August 12, 2020 and December 1, 2020, the Company entered into a Loan and Security Agreement for a revolving line of credit (Revolver) and term loan (Term Loan) with Silicon Valley Bank. The revolving line of credit bore interest at a floating per annum rate equal to the greater of (i) the prime rate plus 4.50% or (ii) a fixed rate of 7.75%. On December 23, 2020, the revolver was repaid in full.

In connection with the amendment to the Loan and Security Agreement executed in November 2019, the Company secured access to an additional term loan (Growth Capital Term Loan). The Term Loan and the Growth Capital Term Loan were repaid on December 23, 2020.

Convertible notes payable: In January 2020, the Company’s Board of Directors approved the issuance of subordinated convertible promissory notes up to an additional $13,000 and the amendment to the existing subordinated convertible promissory notes such that they contain the same terms as the 2020 notes. During the year ended December 31, 2020, the Company issued subordinated convertible promissory notes in the amount of $8,100. The notes mature at the earlier of (i) February 6, 2021 or (ii) the date of a change of control as defined in the note agreements. Upon a change of control, the Company is required to repay all outstanding principal and interest and a 100% premium on the outstanding principal balance of each note. Under the terms of the agreements, upon a qualifying financing event occurring after July 31, 2020, the convertible promissory notes and accrued interest would be convertible at 70% of the price per share paid generally by cash investors in such qualifying financing.

During the year ended December 31, 2020, the Company incurred a loss on extinguishment of $1,038 in connection with the amendment of $10,000 in face value of convertible notes. Specifically, during February of 2020, the Company entered into amendments of the convertible loan agreements with these note holders to extend the maturities to February 2021. The Company computed the discounted cash flows from these convertible notes as of the date of the amendment, both before and after the amendment. The Company determined that there was a greater than 10% change in the present value of these cash flows, and as such, the amendment qualified as an extinguishment. Pursuant to the relevant accounting guidance, the Company recorded a loss on extinguishment of debt of $1,038.

The Company assessed these embedded features and determined that they were not considered clearly and closely related to the host notes, and met the definition of a derivative. Therefore, these embedded features were all required to be bifurcated from the notes and accounted for separately as a combined derivative liability. The Company estimated the fair value of the combined derivative liability which was recorded as a liability and as a discount net against the subordinated convertible notes. The Company was required to remeasure the combined derivative liability to its then fair value at each subsequent balance sheet date, through an adjustment to current earnings (See Note 15 for further details on the Company’s fair value measurements).

The debt discount was amortized over the term of the associated debt agreement utilizing the effective interest method. The Company recorded $4,497 in amortization of these discounts as a component of interest expense during the year ended December 31, 2020.

On December 21, 2020, the convertible notes and accrued interest were settled with the payment in cash of convertible notes in the amount of $11,250 and the issuance of 1,715,918 shares upon the conversion of convertible notes into principal and accrued interest of $6,850 and $1,709, respectively.

Vehicle financing agreements: The Company has entered into several vehicle financing agreements with various lenders with maturities ranging from 2020 to 2025. Interest rates on these agreements range from 2.95% to 10.00%. Each agreement is collateralized by the equipment purchased.

Note 15. Fair Value Measurements

Mark-to-Market Measurement

The investment in the eNow Convertible Note was valued based upon a revenue multiple enterprise valuation. The contingent consideration related to the acquisition of Quantum Fuel Systems LLC (“Quantum”) and the earnout - World Energy were valued based upon the present value of the expected contingent consideration. The fair value of obligation to issue shares of common stock to the sellers of World Energy was based on the closing price of XL’s Common Stock on the reporting date.

The Public Warrants were traded under the symbol XL.WS and the fair values were based upon the closing price of the Public Warrants at each measurement date. The Private Warrants were valued using a Black-Scholes model, pursuant to the inputs provided in the table below:

	Mark-to-Market Measurement at	Mark-to-Market Measurement at
	December 31,	December 31,
Input	2021	2020
Risk-free rate	1.111%	0.36%
Remaining term in years	3.98	4.98
Expected volatility	88.77%	95.4%
Exercise price	$11.50	$11.50
Fair value of common stock	$3.31	$23.73

The following table sets forth the Company’s assets and liabilities which are measured at fair value on a recurring basis by level within the fair value hierarchy:

	Fair Value Measurements as of December 31, 2021
	Level I	Level II	Level III	Total

Asset:
Investment in eNow Convertible Note	$-	$-	$-	$-

Liability:
Private Warrants	$-	$-	$5,404	$5,404
Contingent consideration – Quantum	$-	$-	$1,950	$1,950
Earnout – World Energy	$-	$-	$1,000	$1,000
Fair value of obligation to issue shares of common stock to sellers of World Energy	$-	$-	$541	$541

	Fair Value Measurements as of December 31, 2020
	Level I	Level II	Level III	Total

Liability:
Public Warrants	$62,100	$-	$-	$62,100
Private Warrants	$-	$-	$81,195	$81,195
Contingent consideration – (Quantum)	$-	$-	$1,849	$1,849

During the year ended December 31, 2021, 7,441,020 Public Warrants were exercised, which resulted in the issuance of 7,441,020 shares of the Company’s Common Stock, generating cash proceeds of $85,555 and 225,647 Public Warrants were called at $0.01 per warrant. No Public Warrants remain outstanding as of December 31, 2021.

The following is a roll forward of the Company’s Level 3 instruments:

	For the Years Ended December 31, 2021 and 2020
	Asset	Liability
Balance, January 1, 2020	$-	$2,852
Reduce derivative liability for extinguishment of convertible notes payable	-	(1,349)
Increase derivative liability for issuance of convertible notes payable	-	5,637
Private Placement Warrants assumed in connection with the Business Combination	-	65,193
Fair value adjustments- Derivatives	-	2,889
Fair value adjustments- Contingent consideration	-	796
Fair value adjustments- Private Placement Warrants	-	16,002
Reduce derivative liability for conversion and repayment of convertible notes	-	(8,526)
Reduce contingent consideration for cash payment of a portion of obligation	-	(450)
Balance, December 31, 2020	-	83,044
Obligation to issue shares of common stock to sellers of World Energy	-	1,526
Fair value adjustment – Quantum contingent consideration	-	101
Fair value adjustments – Warrant liability	-	(75,790)
Fair value adjustments – World Energy	-	(565)
Partial settlement of World Energy contingent consideration		(421)
Purchase of eNow Convertible Note at fair value	3,000	-
Reserve for investment in convertible note	(3,000)	-
Earnout – World Energy	-	1,000
Balance, December 31, 2021	$-	$8,895

Note 16. Stockholders’ Equity

Common stock: At December 31, 2021, the Company has authorized a total of 350,000,000 shares of Common Stock. The holders of Common Stock are entitled to vote on all matters and are entitled to the number of votes equal to the number shares of Common Stock held. Common stockholders are entitled to dividends when and if declared by the Board of Directors.

The following shares of Common Stock are reserved for future issuance as of December 31, 2021:

Warrants issued and outstanding	4,239,450
Restricted stock units issued and outstanding	606,638
Stock options issued and outstanding	9,737,292
Authorized for future grant of equity instruments under 2020 Equity Incentive Plan	11,003,180
Total	25,586,560

Note 17. Warrants

Legacy XL Common Stock Warrants:

During the year ended December 31, 2020, the Company issued 4,995,584 shares of Common Stock pursuant to the exercise of warrants which resulted in cash proceeds to the Company of $884.

During the year ended December 31, 2021, 243,000 Legacy XL Warrants were exercised, which resulted in the issuance of 233,555 shares of the Company’s common stock, in a cashless exercise.

A summary of the warrant activity for the years ended December 31 was as follows:

		Weighted Average
Warrants	Shares	Exercise Price
Outstanding at January 1, 2020	5,091,970	$0.26
Issued	177,229	0.70
Exercised	(5,020,082)	0.34
Outstanding at January 1, 2021	249,117	$0.76
Issued	-	-
Exercised	(243,000)	0.76
Outstanding at December 31, 2021	6,117	$0.76
Exercisable at December 31, 2021	6,117	$0.76

Note 18. Share-Based Compensation Expense

Share-based compensation expense for stock options, restricted stock awards and restricted stock units for the years ended December 31, 2021, 2020 and 2019 was $7,881, $978 and $208, respectively. As of December 31, 2021, there was $6,423 of unrecognized compensation cost related to stock options which is expected to be recognized over the remaining vesting periods, with a weighted-average period of 2.7 years.

Stock Options

During the years ended December 31, 2021 and 2020, the Company issued 1,232,844 and 2,738,912 options, respectively, to certain employees and board members that will vest over a period of one to four years.

A summary of stock option award activity for the year ended December 31, 2021 was as follows:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term

Outstanding at December 31, 2019	10,087,296	0.25	7.4
Granted	2,738,912	1.76
Exercised	(488,860)	0.24
Cancelled or forfeited	(1,362,124)	0.74
Outstanding at December 31, 2020	10,975,224	$0.57	7.6
Granted	1,232,844	6.89
Exercised	(1,032,819)	0.22
Cancelled or forfeited	(1,437,957)	0.66
Outstanding at December 31, 2021	9,737,292	$1.40	7.2
Exercisable at December 31, 2021	7,380,232	$0.47	6.9

The aggregate intrinsic value of stock options outstanding as of December 31, 2021 was $24,777. The aggregate intrinsic value of stock options exercisable as of December 31, 2021 was $20,967. Cash received from options exercised for the years ended December 31, 2021, 2020 and 2019 was $229, $114 and $10, respectively.

Restricted Stock Awards

The fair value of restricted stock awards is estimated by the fair value of the Company’s Common Stock at the date of grant. Restricted stock activity during the year ended at December 31, 2021 was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share

Non-vested, at December 31, 2019	446,332	0.24
Granted	25,309	9.21
Vested	(25,309)	9.21
Non-vested, at December 31, 2020	446,332	$0.24
Granted	-	-
Vested	-	-
Cancelled or forfeited	-
Non-vested, at December 31, 2021	446,332	$0.24

Restricted Stock Units

At December 31, 2021, the Company has 604,433 restricted stock units outstanding to certain employees and board members that will vest over a period of one to four years.

The fair value of restricted stock unit awards is estimated by the fair value of the Company’s Common Stock at the date of grant. Restricted stock activity during the year ended at December 31, 2021 was as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share

Non-vested, at beginning of period	-	$-
Granted	651,326	6.38
Vested	(13,524)	14.17
Cancelled or forfeited	(33,369)	8.92
Non-vested, at end of period	604,433	$6.06

As of December 31, 2021, 2,205 restricted stock units have vested that had not yet been settled into shares of Common Stock.

Note 19. Income Taxes

Net deferred income tax assets consist of the following components as of December 31, 2021, 2020 and 2019:

	2021	2020	2019
Deferred tax assets (liabilities):
Net operating loss carryforwards	$29,985	$20,898	$15,239
Tax credit carryforwards	1,840	1,341	1,341
Reserves	1,258	456	308
Share-based compensation	730	172	308
Allowance for impairment of eNow Convertible Note	701	-	-
Depreciation and amortization	229	(54)	(16)
Other	185	89	91

Total deferred tax assets, net	34,928	22,902	17,271
Less valuation allowance	(34,928)	(22,902)	(17,271)
Net deferred tax assets (liabilities)	-	-	-

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax to income before provision for income taxes is as follows:

	For the Years Ended December 31,
	2021	2020
U.S. federal statutory rate	21.0%	(21.0)%
State taxes, net of federal benefit	2.4%	(4.4)%
Change in fair value of warrant liability	(73.6)%	15.9%
Option and RSU expense	4.5%	0.3%
Other	0.7%	(0.3)%
True-up to prior years return	3.2%	0.2%
Change in valuation allowance	41.8%	9.3%
Effective tax rate	-%	-%

The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax basis of the Company’s assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse.

The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. For the years ended December 31, 2021, 2020 and 2019, no liability for unrecognized tax benefits was required to be reported.

The Company has provided a full valuation allowance against its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss cannot be sufficiently assured. Management of the Company has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. During the year ended December 31, 2021 and 2020, the Company increased its valuation allowance by $12,026 and $5,659, respectively.

As of December 31, 2021, the Company has federal and state net operating loss carryforwards of approximately $122,000 and $69,000, respectively, approximately $31,300 of the federal net operating loss carryforward will expire at various dates commencing on 2029 and through 2037 and $90,700 were generated between the years ended December 31, 2018 and 2021 and have an indefinite life. At December 31, 2021, the Company has federal and state tax credits of approximately $1,452 and $388, respectively. These federal and state tax credits are available to reduce future taxable income and expire at various dates commencing 2026 through 2039. Utilization of the NOLs and tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not determined whether an ownership change under section 382 has occurred or whether such limitation exists.

Note 20. Related Party Transactions

Operating lease: In March 2012, the Company entered into a noncancelable lease agreement for office, research and development, and vehicle development and installation facilities with an investor of the Company. On February 28, 2021, the lease term was extended through February 28, 2022. The lease includes a rent escalation clause, and rent expense is being recorded on a straight-line basis. On December 31, 2021, the lease term was extended through August 31, 2022.

Rent expense under the operating lease for the years ended December 31, 2021, 2020 and 2019 was $231, $235 and $235, respectively.

Future minimum lease payments for this lease are as follows:
2022	156
Total	$156

Note 21. Commitments and Contingencies

Sponsorship Commitment: On February 24, 2021, the Company agreed to a sponsorship agreement with several entities related to the UBS Arena, Belmont Park and the NY Islanders Hockey Club. Pursuant to that Agreement, the Company was designated an “Official Electric Transportation Partner of UBS Arena” with various associated marketing and branding rights, including the development of electric vehicle charging stations. Through December 31, 2021, the Company has incurred costs of approximately $700 related to a future opportunities to develop electric vehicle charging stations on the UBS Arena area. The sponsorship agreement has a term of three years with a sponsor fee of approximately $500 per year, of which $250 was paid on June 25, 2021 and the second payment of $250 was accrued on December 31, 2021 and paid on January 14, 2022. One of the directors of XL Fleet is a co-owner of the NY Islanders Hockey Club.

Equipment Purchase: On March 1, 2021, the Company entered into an agreement with Creative Bus Sales, Inc. (“Creative) to purchase six low floor electric transit buses to be delivered in 2022 for a total purchase price of $4,191. In connection with this agreement, on March 2, 2021, the Company made a down-payment of $780. During February 2022, the Company terminated its purchase agreement with Creative received a refund of the down payment of $780.

Purchase Commitments: The Company has entered into firm commitments to purchase batteries and motors from major suppliers. As of December 31, 2021, these purchase obligations consisted an obligation of $2,132 to purchase motors by July 2022 and an open ended commitment of $2,700 to purchase batteries, an obligation of $936 to acquire batteries for hybrid electric vehicle, and an obligation of $748 to buy chip-sensitive items including telematics modules and inverters.

Legal proceedings: The Company is periodically involved in legal proceedings, legal actions and claims arising in the normal course of business, including proceedings relating to product liability, intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect on the Company’s financial position, results of operations or cash flows.

Beginning on March 8, 2021, two putative securities class action complaints were filed in the federal district court for the Southern District of New York against the Company and certain of its current and former officers and directors. Those cases were consolidated and a lead plaintiff appointed in June 2021, and an amended complaint filed on July 20, 2021 alleging that certain public statements made by the defendants between October 2, 2020 and March 2, 2021 violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Company believes that the allegations asserted in the amended complaint are without merit, and the Company intends to vigorously defend the lawsuit. There can be no assurance, however, that the Company will be successful. At this time, the Company is unable to estimate potential losses, if any, related to the lawsuit.

On September 20, 2021, and October 19, 2021, two class action complaints were filed in the Delaware Court of Chancery against certain of the Company’s current officers and directors, and the Company’s sponsor, Pivotal Investment Holdings II LLC. The actions were consolidated as In re XL Fleet (Pivotal) Stockholder Litigation, C.A. No. 2121-0808, and an amended complaint was filed on January 31, 2022. The amended complaint alleges various breaches of fiduciary duty, and aiding and abetting breaches of fiduciary duty, for purported actions relating to the negotiation and approval of the December 21, 2020 merger and organization of legacy XL to become XL Fleet Corp., and purportedly materially misleading statements made in connection with the merger. The Company believes that the allegations in complaint are without merit, and the Company intends to vigorously defend the lawsuit.

On January 6, 2022, the Company received a subpoena from the Securities and Exchange Commission (the “SEC”) requesting the production of certain documents related to, among other things, the Company’s business combination with XL Hybrids, Inc. and the related PIPE financing, the Company’s sales pipeline and revenue projections, purchase orders, suppliers, CARB approvals, fuel economy from our Power Drive products, customer complaints, and disclosures and other matters in connection with the foregoing. The SEC has informed the Company that its current investigation is a fact-finding inquiry. The SEC has also informed the Company that the investigation does not mean that it has concluded that anyone has violated the law, and does not mean that it has a negative opinion of any person, entity or security. We intend to provide the requested information and cooperate fully with the SEC investigation.

Note 22. Leadership Transition

On November 1, 2021, the Company entered into an executive employment agreement with Eric Tech (the “Employment Agreement”), pursuant to which Mr. Tech became the Company’s CEO effective December 1, 2021.

On November 20, 2021, the Company entered into a separation agreement with Dimitri Kazarinoff, the Chief Executive Officer. Mr. Kazarinoff’s employment ended effective December 1, 2021. In connection with the separation agreement, the Company agreed to accelerate the vesting of all outstanding stock options by one year, extend the exercise period of the stock options to two years, and pay twelve months of severance. Due to the modification of his options, the Company recorded the incremental value of $4,372 as an expense during the year ended December 31, 2021.

On January 31, 2022, the Company’s Chief Financial Officer resigned. An interim replacement was named while the Company completes the search for a permanent replacement.

Note 23. Net (Loss) Income Per Share

The following is a reconciliation of the numerator and denominator used to calculate basic earnings per share and diluted earnings per share for the years ended December 31, 2021, 2020 and 2019:

	Years Ended December 31,
	2021	2020	2019
Numerator:
Net income (loss)	$28,790	$(60,606)	$(14,901)

Denominator:
Weighted average shares basic	138,457,416	84,565,448	79,823,065

Dilutive effect of option, warrants and restricted stock units	10,052,935	-	-

Weighted average shares outstanding, basic and diluted	148,510,351	84,565,448	79,823,065

Net income (loss) per share, basic	$0.21	$(0.72)	$(0.19)

Net income (loss) per share, diluted	$0.19	$(0.72)	$(0.19)

Potential dilutive securities, which include stock options, warrants and restricted stock units have been excluded from the computation of diluted net loss per share for the years ended December 31, 2020 and 2019 as the effect would be to reduce the net loss per share. Therefore, for these periods the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. For the year ended December 31, 2021, certain dilutive securities were excluded from the computation of diluted earnings per share as the effect would have been to increase net earnings per share.

The number of shares underlying outstanding dilutive securities which have been excluded from the computation of diluted net loss per share above, are presented below:

	Years Ended December 31,
	2021	2020	2019
Stock options	361,292	10,975,222	10,087,294
Private Warrants	4,233,333	11,900,000	-
XL Legacy Warrants	-	249,117	5,849,164
Total	4,594,625	23,124,339	15,936,458

Note 24. Retirement Plan

The Company has adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis. The 401(k) plan requires participants to be at least 21 years old. In addition to the traditional 401(k), eligible employees are given the option of making an after- tax contribution to a Roth 401(k) or a combination of both. Plan participants may make before tax elective contributions up to the maximum percentage of compensation and dollar amount allowed under the Internal Revenue Code. Participants are allowed to contribute, subject to IRS limitations on total annual contributions from 1% to 90% of eligible earnings. The plan provides for automatic enrollment at a 3% deferral rate of an employee’s eligible wages. The Company provides for safe harbor matching contributions equal to 100% on the first 3% of an employee’s eligible earnings deferred and an additional 50% on the next 2% of an employee’s eligible earnings deferred. Employee elective deferrals and safe harbor matching contributions are 100% vested at all times.

In connection with the acquisition of World Energy, XL Fleet adopted the World Energy 401(k) plan whose features are the same as those of the XL Fleet 401(k) plan except that (i) Participants are allowed to contribute, subject to IRS limitations on total annual contributions from 1% to 100% of eligible earnings and (ii) the safe harbor non-elective contribution is equal to 3% of employee’s compensation.

Note 25. Subsequent Event

Management has reviewed material events subsequent of the period ended December 31, 2021 and prior to the filing of financial statements in accordance with FASB ASC 855 “Subsequent Events”.

In February 2022, the Company eliminated 51 positions as part of a strategic realignment to narrow its focus and reduce some aspects of the Company’s hybrid offerings. In connection with the elimination of these positions, the Company incurred severance charges totaling $1,251.

Note 26. Segment Information

Segment reporting is based on the “management approach,” following the method that management organizes the company’s reportable segments for which separate financial information is made available to, and evaluated regularly by, the CODM in allocating resources and in assessing performance. The Company’s CODM is its Chief Executive Officer. Prior to the first quarter of 2022, the Company had one operating segment. In the first quarter of 2022, the Company’s Chief Executive Officer, upon completion of a strategic review that began upon his hiring in December 2021, restructured the Company into two distinct operating segments: (i) Drivetrain and (ii) XL Grid. The Company’s CODM does not evaluate operating segments using asset or liability information.

The Drivetrain segment provides fleet electrification solutions for commercial vehicles in North America while the XL Grid segment provides energy efficiency and infrastructure solutions to commercial customers.

The following table presents revenues and gross profit by reportable segment:

	Year Ended December 31,
	2021	2020	2019
Revenues
Drivetrain	$2,839	$20,338	$7,215
XL Grid	12,761	-	-
Total	$15,600	$20,338	$7,215
Operating Profit
Drivetrain (1)	$(21,191)	$(4,701)	$(4,699)
XL Grid	(2,620)	-	-
Corporate (1)	(35,095)	(10,593)	(8,871)
Total	$(58,906)	$(15,294)	$(13,569)